Exhibit 1.2

This text is a free translation from the French language and is supplied solely for information purposes. Only the original version in the French language has legal force.

SANOFI BOARD CHARTER
Approved by the Board of Directors on April 30, 2025
This text is a free translation from the French language and is supplied solely for information purposes. Only the original version in the French language has legal force.

LIST OF CONTENTS

The Board Charter (the “Charter”) describes the rights and obligations of the Directors, the composition, mission and the operating procedures of the Board of Directors and its Committees, the roles and powers of the Chairman and the Chief Executive Officer, in accordance with the provisions of the French Commercial Code and the Company's bylaws.

The Charter shall be binding on all members of the Board of Directors. Any member of the Board is deemed, as soon as he or she takes office, to adhere to the Charter and must comply with all its provisions.
The Board of Directors refers to the corporate governance principlesof the"Corporate Governance Code of Listed Companies" in force on the date hereof (hereinafter the “AFEP-MEDEF Code”).
I – Composition of the Board of Directors and term of office
The Board shall seek to establish the desirable balance between its composition and that of the Committees it sets up within it, in particular in terms of diversity (representation of women and men, nationalities, age, skills), by taking measures to guarantee shareholders, the market and stakeholders that its missions are carried out with the necessary independence and objectivity. The Board shall disclose publicly in the Annual Report a description of its policy in these matters, including the objectives, procedures and outcomes of that policy.

A.    Independent Directors
At least half of the Board of Directors shall be independent Directors.

A Director is independent when he or she has no relationship of any kind with the Company, its subsidiaries or its management that could compromise the exercise of his or her freedom of judgment. Accordingly, an independent director is understood to be any non-executive corporate officer of the Company or its subsidiaries who has no special interest (significant shareholder, employee, other) with them.

It shall be the responsibility of the Board of Directors, on the proposal of the Appointments, Governance and CSR Committee, to assess the quality of independence of each of its members, an assessment made in the light of the recommendations and recommendations of the AFEP-MEDEF Code.

The Independent of a Director is debated by the Appointments, Governance and CSR Committee and decided by the Board at the time of the appointment of a Director and annually for all Directors. The conclusions of this examination shall be brought to the attention of the shareholders.
B.    Directors representing employees
The Board of Directors comprises two Directors representing employees, appointed in accordance with the terms and conditions set out in the bylaws.

Subject to any legal provisions specific to them, the Directors representing employees have the same rights, are subject to the same obligations, in particular with regard to confidentiality, and assume the same responsibilities as other members of the Board.

Directors representing employees are not accounted for in establishing the percentages of independence or parity of the Board of Directors.

C.    Guest speakers
Depending on the subjects on the agenda, the Chairman of the Board of Directors may decide, in particular on the proposal of a Director, to invite any person he or she deems fit, whether or not he or she is an employee of the Company, to make a presentation, a file or provide clarification as part of the preparatory discussions for the Board the deliberations.

D.    Term of office and rotation
The term of office of the Executive Directors shall be four years.

The renewal of mandates is done on a rotating basis so that a regular renewal of the members of the Council is done in fractions as equal as possible. By way of exception, for the purposes of rotation, the Ordinary General Meeting may appoint a Director for a period of one, two or three years.

II – Ethics of Sanofi Directors
A.    Information fornew Directors

When a Director takes office, the Secretary of the Board shall provide them with a file including the bylaws of the company and this present Charter. All Directors shall ensure that they are aware of and comply with the obligations imposed on them by the legal, regulatory and statutory provisions, the internal regulations and other internal rules and procedures of the Company that may apply to them.

B.    Training of Directors
Each Director may request, upon his or her appointment and throughout his or her term of office, the training that he or she deems necessary for the exercise of his or her mandate, on the specificities of the Company, its businesses, its sector of activity and its challenges in terms of social and environmental responsibility. These training courses are organized and offered by the Company and are at its expense.

C.    Holding of shares in the Company
In addition to the provisions of bylaws, the Director must be a shareholder in his or her own capacity and hold, in his or her own name, at least 1,000 Sanofi shares within two years of his or her appointment, until the termination of his or her duties. If he or she does not hold these shares when he/she takes office, he/she uses his/her remuneration as a director to acquire them.

Directors are asked to register all the Company's shares that they hold at the time they take up their duties as well as those they acquire during their term of office.

In accordance with the legal provisions, this obligation to hold shares does not apply to Directors representing employees.

D.    Corporate interests
The Board of Directors is a collegial body that acts in the company's corporate interest and collectively represents all shareholders. Directors perform the duties and responsibilities assigned by law to the Board collectively and jointly.

E.    Preparation for sessions – Attendance
Directors devote the time and attention required to prepare for meetings of the Board and of the Committees on which they sit, and to examine the files submitted to them.

Directors representing employees are given adequate time to carry out their duties effectively.

Unless he/she informs the Chairman in advance, the Director attends all meetings of the Board, of the Committees of which he/she is a member, and of the Shareholders' Meetings

F.    Confidentialité
Files of the Board meetings, as well as the information gathered before or during the meeting of the Board, shall be treated confidential as by the Directors. The latter are bound by this obligation of strict confidentiality vis-à-vis both persons outside the Company and persons who do not need to know this information because of their functions in the Company.

If a third party a who is not a Director is invited to a meeting of the Board of Directors or to the preparatory work of such a meeting, the Chairman reminds him/her of his/her obligations of confidentiality in relation to the information collected during the meeting or prior to it.

Regarding non-public information acquired in the course of his duties, the Administrator must consider himself bound by a professional secrecy that goes beyond the mere duty of discretion contained by the laws.

Only the Chairman and the Chief Executive Officer of the Company are authorized to provide any third party and the public with information on the Company's policy, strategies, activities and performance.

In the event of a proven breach of the duty of confidentiality by one of the Directors, or any person called upon to attend the meetings of the Board, the Chairman of the Board of Directors, after consulting the legal department, reports to the Board of Directors on the follow-up, possibly judicial, that he intends to give to this breach.
G.    Holding multiple mandates

An executive officer shall not hold more than two other directorships in listed companies outside the Company and its subsidiaries, including foreign subsidiaries. He must also obtain the opinion of the Board of Directors before accepting a new corporate office in a listed company.

A Director may not hold more than four other mandates in listed companies outside the Company and its subsidiaries, including foreign subsidiaries. This recommendation shall apply at the time of the appointment or the next renewal of the term of office of the Director concerned.

The Director shall keep the Board of Directors informed of the mandates held in other companies, including his participation in the committees of the board of these French or foreign companies.

H.    Prevention of conflicts of interest
The Administrator may not use his title and functions as an Administrator to secure for himself, or to any third party, any benefit, pecuniary or non-pecuniary.

The Director undertakes to inform the Board of Directors of any situation of conflict of interest, even potential, between his duties towards the Company and his private interests and/or other duties. In addition, he/she shall abstain from taking part in the vote on any corresponding deliberations, and from attending the debate.

The Administrator's participation in a transaction in which Sanofi has a direct interest or of which he/she has become aware as a Director is brought to the attention of the Board of Directors prior to its conclusion.

The Director, or the permanent representative if the Director is a legal entity, may not engage, in a personal capacity, in companies or activities that compete with those of Sanofi without first informing the Board of Directors and obtaining its authorization.

Throughout their entire term of office, the Director, or the permanent representative if the Director is a legal person, undertakes not to solicit and/or accept the exercise of a mandate in companies or activities that compete with those of Sanofi and/or in companies in which Sanofi holds a significant stake or, more generally, in companies with which Sanofi collaborates significantly, without first seeking the opinion of the Chairman of the Board of Directors. The Chairman may then, if he considers that the exercise of such a mandate is contrary to the Company's corporate interest or is likely to give rise to a situation of conflict of interest, ask the Director to renounce the said mandate or to refrain from accepting the said mandate.

At the end of his or her term of office, the Director, or the permanent representative if the Director is a legal person, shall allow a reasonable amount of time before seeking and/or accepting the exercise of a mandate in companies carrying out activities in competition with Sanofi and/or in companies in which Sanofi holds an interest.

In any event, the Director must respect his commitment of confidentiality and loyalty to the Company.

The Director undertakes to hand his resignation to the Board of Directors in the event of a significant change in his or her own functions and mandates.

A Director who no longer considers himself able to fulfill his function on the Board, or the Committees of which he is a member, shall resign.

Directors who abstain from taking part in the vote on a Board deliberation due to a conflict of interest shall be counted as a quorum.
I.    Privileged information
In the course of their duties, the Directors are provided with a great deal of confidential information, some of which may be privileged information about the Company within the meaning of security laws.

The Directors holding such inside information, must, as long as this information is not made public, refrain from directly or indirectly carrying out (or recommending carrying out/refraining from carrying out) any transaction in the Company's financial instruments (shares, ADRs, CVRs, bonds, futures instruments, etc.) and from disclosing this information to third parties.

In addition, the Directors shall refrain from trading in the Company's securities during the negative windows established by the Company and communicated to them by the latter.

The Directors shall refrain from any speculative or risk-hedging operation, and in particular any transaction in derivatives and short selling.

The Directors and persons closely related to them communicate, in accordance with the terms of the applicable regulations, to the Company and to the Autorité des marchés financiers, which makes them public, the transactions carried out on the Company's securities.

The Directors shall notify persons closely related to them in writing of their reporting obligations and shall retain a copy of such notification.

III – Remit and powers of the Board of Directors
The Board deliberates on matters falling within its competence under the law and the bylaws.

The Board of Directors defines the orientations of the Company's activities and ensures their implementation, considering, in particular, social and environmental issues. Subject to the powers expressly attributed by the General Meeting, and within the limits of the company's purpose, it takes up any question concerning the smooth running of the Company and settles, through its deliberations, the matters that concern it. It acts in all circumstances in the Company's corporate interest, with a focus on promoting long-term value creation in all components of its activities.

The Board shall carry out such checks and verifications as it deems appropriate. Each year, it reviews the key points of the annual report and other reports presented to shareholders, as well as the deliberations presented to the Annual General Meeting of Shareholders.

As part of its remit, the Board has the following powers, without this list being exhaustive:

•it is kept informed of any important event affecting the Company's performance, and more generally of market developments, the competitive environment and the main issues faced by the company, including in the areas of social and environmental responsibility;

•it determines the strategic orientations of the Company and the Group after consulting the Strategic Reflection Committee;

•it appoints the corporate officers responsible for managing the company and chooses the mode of organization (dissociation of the functions of Chairman and Chief Executive Officer or uniqueness of these functions);

•it sets up an Audit Committee on terms specified by law and assesses the appropriateness of creating other specialized committees, permanent or not. It defines their composition according to the cases they will have to examine and ensures that they function properly;

•it regularly reviews, in accordance with the strategy it has defined, and in conjunction with the Audit Committee, the opportunities and risks (in particular financial, legal, operational, social and environmental) faced by the Company and its subsidiaries, as well as the measures taken accordingly;

•It ensures the implementation of a system for the preventing and detecting corruption and influence peddling. It receives all the information necessary for this purpose;

•it sets the remuneration of the executive officers, on the proposal of the Remuneration Committee. The Council shall justify for its decisions taken in this matter;

•it defines, on the proposal of the Chief Executive Officer and in conjunction with the Remuneration Committee and the Appointments, Governance and CSR Committee, gender diversity objectives within the management bodies and ensures that the General Management implements a more global policy of non-discrimination and diversity within the Company;

•it controls management and ensures the quality of the information provided to shareholders and markets, through the accounts or during major transactions;

•it defines the Company's financial communication policy;

•it is regularly informed by the Audit Committee of the Company's financial situation, cash position and commitments;

•it convenes and sets the agenda of the General Assemblies.

In addition, without prejudice to the legal provisions relating to authorisations that must be granted by the Board of Directors (regulated agreements, sale of shareholdings or real estate, etc.), the following are subject to prior authorisation by the Board:

•any significant transaction outside the Company's announced strategy (see also the limitations on the Chief Executive Officer's powers mentioned below);

•commitments on investments, acquisitions and divestments exceeding the limits of the Chief Executive Officer's powers;

•the authorizations given to the Chief Executive Officer in respect of sureties, endorsements and guarantees on behalf of the Company, including to the tax and customs authorities.

IV – Operating procedures of the Board of Directors
A.    Secretary of the Board
The Board acting on the proposal of the Chairman, appoints a Secretary. All members of the Board may consult with of the Secretary and benefit from his/her services. The Secretary shall ensure compliance with the procedures relative to the functioning of the Board& and draws up the minutes of its meetings, which include a summary of the debates, and the deliberations submitted for his approval. It mentions the questions raised or the reservations expressed by the participants.
The Secretary is responsible in particular for sending working documents to the Directors and is at the disposal of the latter for any request for information concerning their rights and obligations, the functioning of the Board or the life of the Company.

B.    Meetings
The Board of Directors meets at least four times a year and as often as the interest of the Company requires. The meeting may be convened by any means, even verbally, by the President or by the Secretary of the Board at the request of the Chairman.

Meetings held in person shall take place either at the registered office or at any other place indicated in the notice of meeting.

The Chairman chairs and organizes the work of the Board. In the event of impediment, the Chairman is replaced by the Chief Executive Officer, dissociated, if necessary, if he is himself a Director or, failing that, by another Director chosen by the Board at the beginning of the meeting.

The Board of Directors organizes at least two meetings a year in the absence of the executive corporate officers. These meetings may also be held without the presence of the directors representing the employees or any other employee of the Group. The purpose of these meetings Shall be, among other things be to evaluate the performance and determine the remuneration of the Chief Executive Officer.

The agenda for meetings is set by the President. Each Executive Director may, subject to a reasonable request, request the Chairman to add an item to the agenda that he or she wishes to see discussed at the meeting.

The Chairman shall ensure that the Company provides the Directors with all relevant information and documents in good time before each meeting.

Directors may choose to be represented at meetings of the Board of Directors by another Director. Each Director may represent only one of his or her colleagues at a single Board meeting.

In accordance with Article L. 22-10-3-1 of the French Commercial Code, directors may participate in Board meetings via a means of telecommunication that allows, under the conditions provided for by the regulations, their identification and guarantees their effective participation. This participation is taken into account for the calculation of the quorum and the majority, except for meetings whose agenda deals with major changes in governance.

In the event of a malfunction of the telecommunications system noted by the Chairman of the Board of Directors, the Board may validly deliberate and/or continue with only the members physically present, provided that the quorum conditions are met. The occurrence of any technical incident disrupting the proceedings will be noted in the minutes, including the interruption and resumption of remote participation.

The Board of Directors may resort to external experts and to have external technical studies carried out on subjects within its competence, at the expense of the Company, subject to reporting to the Board itself. The Board must ensure the objectivity of the external consulted.

C.    Written Consultations
In accordance with the procedures set out in Article 13 of the Bylaws, the Board of Directors may take decisions by means of written consultation, including electronic consultation, under the following conditions:
–The Chairman of the Board shall convene the Directors and, where applicable, the Statutory Auditors by any written means (including electronically), indicating the items on the agenda;
–From the date of this notice, any Director has the right to object to the use of this method, within the opposition period provided for in the notice of meeting;

–The Secretary of the Board sends, by any means (including electronically), documents relating to the consultation and allowing the Executive Directors to form an opinion on the subject presented, in particular the reasons for the proposed decision(s) and the draft deliberation(s). Where applicable, the Statutory Auditors receive the same documents as the Directors;
–The Directors may ask any question necessary for their consideration or send any comments to the Chairman of the Board, in accordance with the terms and conditions set out in the notice;
–The deadline for the response of the Directors will be three (3) calendar days or any other deadline set by the Chairman of the Board if the context and the nature of the decision so require;
–The Directors shall reply to the Chairman of the Board of Directors by any written means, including electronically, indicating the meaning of their vote, it being specified that the Directors who have not responded at the end of the prescribed period will be considered not to be within the quorum for the decisions contained in the consultation;
–Decisions are taken by a simple majority of the Directors constituting the quorum;
–The Secretary of the Board of Directors consolidates the votes of the Directors on each draft resolution and informs the Board of the result of the vote;
–The decisions taken and the exchanges are the subject of minutes drawn up by the Secretary of the Council. These minutes are kept under the same conditions as the other decisions of the Board of Directors.

D.    Evaluation of the Board and its Committees
The Board of Directors assesses its ability to meet the expectations of the shareholders who have given it a mandate to administer the Company, by periodically reviewing its composition, organization and operations, which also involves a review of its Committees.
The Council reflects on the desirable balance between its composition and that of its Committees and periodically questions the adequacy of its organization and functioning to its tasks.

The evaluation has three objectives:

•to take stock of the Council's operating procedures.

•ensure that important issues are properly prepared and discussed.

•assess the effective contribution of each Director to the work of the Board.

The assessment is carried out in the following ways:

•once a year, the Board of Directors debates its functioning.

•A formalized evaluation is carried out at least every three years. It can be implemented, under the direction of the Nominating, Governance and CSR Committee, with the assistance of an external consultant.

•Shareholders are informed each year in the annual report of the completion of the evaluations and, where applicable, of the follow-up given to them.

E.    Information to Directors
The Directors receive the agenda of the Board meeting and the elements necessary for their reflection before the meeting and within a reasonable period of time, except in exceptional circumstances.
They shall be provided with continuous access to information at any time between Board meetings if necessary.

The Director also keeps himself continuously informed of developments in the Company and the market. To this end, he must request from the President or the Secretary of the Council, within the time limit information essential for a useful intervention on the subjects on the agenda.

The Directors must be able to meet with the Company's main executives, including without the presence of the executive corporate officers, but with prior information.
F.    Director's compensation

The Board of Directors proceeds, on the proposal of the Compensation Committee, to the distribution of the annual amount of the directors' remuneration allocated by the General Meeting of Shareholders.

Board members are entitled to a fixed portion in consideration of their duties as Directors and, where applicable, as members or as Chairman of one or more Committees, and to a variable portion based on their effective participation in meetings of the Board and, where applicable, of the Committees of which they are members.

In addition, the Board may allocate an additional amount to Directors living outside France to take into account their travel constraints.

Directors who simultaneously hold the office of Chairman of the Board, Chief Executive Officer or Deputy Chief Executive Officer do not receive remuneration as Directors.

Participation in Board and committee meetings is remunerated in accordance with the terms and conditions set by the Board of Directors in the remuneration policy for Directors (dedicated policy).

Directors representing employees will receive remuneration for their term of office, in accordance with the rules described above.

In addition, each Professional shall be entitled to reimbursement, upon presentation of supporting documents, of travel and travel expenses incurred by him or her in the performance of his or her duties.

V – Roles and powers of the Chairman and the Chief Executive Officer
A.    Chairman of the Board of Directors
The Chairman organises and directs the work of the Board of Directors, which he reports to the General Assembly. It also ensures the effective functioning of the corporate bodies in compliance with the principles of good governance. It coordinates the work of the Board of Directors with that of the Committees.

It ensures that the Directors have at their disposal, in a timely, clear and appropriate form, the information necessary for the performance of their duties.

The Chairman acts as a liaison between the Board of Directors and the shareholders, in consultation with the General Management. The Chairman of the Board is the only one who can speak on behalf of the Board. Its mission is to:

•To explain the positions taken by the Board in its areas of competence, which have been the subject of a prior communication;

•ensure that shareholders receive the information they expect about the Corporation.

The Chairman reports to the Board on the execution of his mission in the event of separation of functions, and endeavors to develop and maintain a trusting and regular relationship between the Board and the General Management, in order to guarantee the permanence and continuity of the implementation by the Board of the guidelines defined by the Board.

He/she is regularly informed by the Chief Executive Officer of significant events and situations relating to the life of the Company, in particular regarding strategy, organization, financial reporting, major investment and divestment projects and major financial operations. It may request from the Chief Executive Officer any information likely to enlighten the Board.

In close coordination with the General Management, he or she may represent the Company in its high-level relations with the public authorities and the major partners of the Company and/or its subsidiaries both nationally and internationally.

Within the framework of the Act and the provisions of the Regulation, it ensures that conflicts of interest are prevented and manages any situation that may give rise to such a conflict. In addition, it decides, on behalf of the Board, on requests for external mandates of which it may become aware, or which are submitted to it by the Directors.

He/she devotes his/her best efforts to promoting the values and image of the Company in all circumstances.

He/she may hear the Statutory Auditors with a view to preparing the work of the Board of Directors and the Audit Committee.

As part of his/her duties, the Chairman may meet with any person, including the Company's executives. He/she avoids any interference in the direction and operational management of the Company, with only the Chief Executive Officer being responsible for ensuring these.

B.    Chief Executive Officer

The Chief Executive Officer is responsible for the General Management of the Company. He chairs the Executive Committee. He is the sole manager and operational manager of the Company.

He/she has the broadest powers to act in all circumstances on behalf of the Company, subject to the powers attributed by the law to the Board of Directors and the General Meeting of Shareholders, as well as the limitations of powers defined below.

Thus, the prior authorization of the Board of Directors is required for operations or decisions resulting in an investment, a divestment or a commitment of expenditure or guarantee for the Company and its subsidiaries, beyond:

•a limit (per operation) of €500 million for operations, decisions or commitments made under an already approved strategy; and

•a limit (per transaction) of €150 million for operations, decisions or commitments made outside an approved strategy.

When such operations, decisions or commitments must give rise to successive payments to the third-party co-contractor(s) related to the achievement of results or objectives, such as the registration of one or more products, the limits are assessed by cumulating these different payments from the signature of the contract to the first filing of an application for registration (inclusive) in the United States or Europe.

The assessment of the above-mentioned limits must also consider any payment commitment in respect of the exercise of an option, firm or conditional, with immediate or deferred effect, as well as any guarantee or security to be issued, for the benefit of third parties, over the duration of such commitments.

The prior approval procedure is not applicable to transactions and decisions that will give rise to the conclusion of agreements exclusively involving subsidiaries and the Company itself.

At each meeting of the Board, the Chief Executive Officer reports on the highlights of the life of the Society.
VI – Committees
To fulfill its mission in the interests of good governance and in accordance with the legal provisions, the Board of Directors has established five standing committees, composed of members chosen from among its members:

•The Audit Committee,

•The Remuneration Committee,

•The Nominating, Governance and CSR Committee,

•The Strategic Reflection Committee, and

•The Scientific Committee.

In accordance with the law, these five Committees are not exclusive of other committees that the Board of Directors may decide to join, on a temporary or ad hoc basis.

A.    Common provisions
General remit of the Committees
The remit of the Committees is to provide in-depth analysis and reflection upstream of the Board of Directors' debates and to contribute to the preparation of the latter's decisions. The Committees have no decision-making power and the opinions, proposals or recommendations that the Committees submit to the Board of Directors are not binding on the Board in any way.

The operating procedures of each Committee shall be set by the Charter, in line with the principle of collegiality that prevails in the Board. The Specialized Committees therefore carry out their activities under the responsibility of the Board of Directors and within the limits of its powers. They thus report regularly on their mission to the Board. The annual report shall include a statement of the work of the Committees during the previous financial year.

Committee members have the same civil and criminal responsibilities as other Directors.

Any member of a Committee may, at any time, inform the Chairman of the Board of Directors of any aspect of the Committee's mission of which he or she considers it appropriate for the Board to be aware.
Committees' resources

The Society shall provide the members of the Committees with all relevant information and documents.

The Committees may call on external experts and request external technical studies on subjects within their competence, at the Company's expense, after informing the Chairman of the Board or the Board itself, and on condition that they report to the Board. The Committees must ensure the objectivity of the external experts they use.

Any person called upon to attend the meetings of the Committees is bound by discretion regarding information of a non-public nature as well as a general obligation of discretion on all matters of the Committee and the Company.
Appointment of Committee Members
The Board of Directors appoints the members and the Chairman of the Nominating, Governance and CSR Committee. Consequently, on the proposal of this Committee, it shall appoint the members, and the Chairman of each Committee set up by the Board.

The Board may freely decide to respect a waiting period between the date on which a Director is appointed for the first time to the Board of Directors and his or her appointment to a Committee; this is in particular in order to give this new Director time to adapt, to understand the functioning of the Company and the challenges of its activity, or to follow any training courses.

The term of office of the members of each Committee shall coincide with their term as members of the Council. It may be renewed at the same time as the latter.

The Council may dismiss each member of a Committee ad nutum, without the need to justify such dismissal.

The Committees must avoid the presence of cross-directors within their ranks, within the meaning of the AFEP-MEDEF Code.
Quorum and majority
Meetings of the Committees may take place with members physically present or by means of videoconference and/or teleconference allowing the establishment of the list of participants and allowing the members to deliberate and develop recommendations, conclusions and observations.

The participation of at least half of the members is necessary to deliberate validly, it being specified that the members may participate in the meetings of the Committees by means of videoconference or teleconference allowing them to be identified and ensuring their effective participation. A member of a Committee may not be represented.

The proposals of the Committees shall be decided by a simple majority; in the event of a tie, the Chairman of the Committee shall have the casting vote.
Committee Meetings
The Committees meet at the invitation of their President, whenever he deems it useful. Apart from the Audit Committee, which meets at least four times a year, in particular before the publication of the financial statements, the Committees meet at least twice a year.

The Chairman of each Committee shall appoint a secretary who may be chosen from among its members. The deliberations shall be recorded in minutes validated by the Chairman of the Committee and the Secretary or another member of the Committee and shall be communicated to the members of the Committee by any means.

B.    Specific provisions
i.    The Audit Committee
Composition of the Audit Committee
The Committee shall have at least three members appointed by the Board from among the Executive Directors.

The share of independent directors on the Audit Committee is at least two-thirds and the Committee must not include any executive corporate officers.

Committee members shall have financial or accounting skills. At least one member must have the status of financial expert within the meaning of US stock exchange legislation and French legislation.

The members of the Audit Committee are provided with specific information on the accounting, financial and operational particularities of the company when they are appointed.

When the appointment or reappointment of the Chairman of the Audit Committee is proposed by the Nominating, Governance and CSR Committee, it must be subject to special consideration by the Board.

Missions of the Audit Committee
The Audit Committee's main mission is to monitor issues relating to the preparation and control of accounting, financial and non-financial information. Without prejudice to the powers of the Board of Directors, this Committee is responsible in particular for monitoring:

•the process of preparing annual and half-yearly financial statements, and more generally financial information. It makes recommendations, where appropriate, to ensure its integrity. It assesses the validity of the methods chosen to deal with significant transactions;

•the process of developing sustainability disclosures, including in the digital form required by regulation, and the process of determining what information to disclose. It makes recommendations, where appropriate, to ensure the integrity of these processes;

•the implementation and effectiveness of internal control and risk management systems, as well as, where applicable, internal audit, with regard to procedures relating to the preparation and processing of financial accounting and sustainability reporting, including in digital form, without prejudice to its independence;

•Statutory auditors and assurance missions for sustainability reporting.

The Committee's mission is less to go into the details of financial statements and sustainability information than to monitor the processes that contribute to their preparation.

The Audit Committee must ensure that the General Management has the means to identify and manage the risks, particularly of an economic, financial and legal nature, that the Company and its subsidiaries face in the context of their current or exceptional operations.

In addition, the Committee:

•manages the selection procedure for the Statutory Auditors; it submits the result of this selection to the Board and makes a recommendation on the Statutory Auditors proposed for appointment by the Shareholders' Meeting. If necessary, he supervises the call for tenders and validates the specifications and the choice of the firms consulted;

•is informed each year of the fees paid to the Company's Statutory Auditors and is notified of their declaration of independence;

•ensures compliance with the conditions of independence required of the parties designated for the performance of the audit of accounts and the certification of sustainability information; It examines with the latter the risks, if any, to the latter and the safeguard measures taken to mitigate these risks. The Committee ensures that the said stakeholders comply with the legal and regulatory provisions in this area. In particular, it ensures compliance with rotation obligations;

•approves in advance any work ancillary to or directly complementary to the audit of the accounts and decides on the provision of services other than the certification of the accounts requested from/by the Statutory Auditors, in compliance with the applicable legal provisions;

•examines significant off-balance sheet risks and commitments, assesses the significance of the dysfunctions or weaknesses reported to it and informs the Board of Directors, as appropriate;

•examines the scope of the consolidated companies and, if so, the reasons why companies are or are not included;

•ensures that the Corporation's internal audit departments have adequate resources to carry out their assignments;

•ensures the appropriateness, consistency and reliability of the Company's accounting policies, and reviews any changes to those policies;

•ensures that the internal whistleblowing procedure is implemented and complied with in terms of accounting, internal accounting controls and auditing;

•ensures compliance with the rules of good conduct in terms of ethics within the Company and in its relations with third parties;

•ensures that the Independent Directors do not receive any remuneration other than the remuneration of their duties as directors.

The Committee is kept informed of significant projects and/or financial decisions.

The Committee reports regularly to the Board of Directors. This report covers the performance of its tasks, the results of the audit engagement, the manner in which it contributed to the integrity of financial reporting and the role it played in this process. It shall inform the Council without delay of any difficulties encountered.
Organization of the work of the Audit Committee
The members of the Audit Committee must be provided with information on the Company's accounting, financial and operational particularities when they are appointed.

In order to carry out its mission, the Committee has access to all documents and must hear the Statutory Auditors and also the Financial, Accounting and Treasury Directors. These hearings must be able to be held, when the Committee so wishes, without the presence of the General Management. The Committee may also carry out visits or hearings with the heads of operational entities useful for the achievement of its mission. He shall inform the Chairman of the Board and the Chief Executive Officer in advance.

The Committee must hear the head of internal audit and give its opinion on the organization of his department. The Committee is informed of the internal audit program and recipient of the internal audit reports or of a periodic summary of these reports.

The time taken to examine the accounts must be sufficient. The audit committee's review of the accounts must be accompanied by a presentation by the Statutory Auditors highlighting the key points of the results of the statutory audit (in particular the audit adjustments and significant internal control weaknesses identified during the work), and the accounting options chosen. It should also be accompanied by a presentation from the CFO outlining the company's significant risk exposure and off-balance sheet commitments.

For engagements relating to sustainability reporting, the Audit Committee organizes its work in conjunction with the Appointments, Governance and CSR Committee.

ii.    The Compensation Committee
Composition of the Compensation Committee
The Committee is composed of at least three members appointed by the Board among the Directors.

It is composed mainly of independent Directors and does not include any executive corporate officers. The Chairman of the Committee is an independent Director. The Board may also decide to appoint a Director representing employees to this Committee.
Missions of the Compensation Committee
The Committee's mission is to:

•make recommendations and proposals to the Board with a view to determining the Board's remuneration policy for the Executive Officers. These recommendations and proposals concern: remuneration, the pension and provident scheme, pension supplements, benefits in kind, miscellaneous pecuniary rights, the allocation of free or performance shares, stock options for the subscription or purchase of shares of Sanofi's executive officers (specifying that during the presentation of the report of the Committee's work on these points, the Board deliberates without the presence of the executive officers);

•define the terms and conditions for setting the variable portion of the remuneration of the executive officers and monitor their application;

•propose a general policy for the allocation of free or performance shares, stock options and set the frequency according to the categories of beneficiaries;

•issue a recommendation on the remuneration policy of the Directors (budget and terms of distribution of the remuneration allocated);

•review ethical issues that the Audit Committee, the Board or its Chairman may decide to refer to it;

•review the Human Resources policy in terms of industrial relations, recruitment, diversity, talent management, equal pay and employee retention;

•give its opinion to the General Management on the remuneration of the main senior executives.

The Compensation Committee also assists in the preparation of the parts of the annual report relating to the remuneration policy and the report on the remuneration of the corporate officers before submission to the vote of the shareholders. The Committee also ensures that the amount of fixed, variable and exceptional remuneration paid or awarded in respect of the previous financial year is consistent with the policy approved by the shareholders.

The Committee is informed of the remuneration policy of the main non-executive officers. On this occasion, the Committee is joined by the executive corporate officers.

iii.    The Nominating, Governance and CSR Committee
Composition of the Nominating, Governance and CSR Committee
The Committee does not include any executive corporate officers and is composed mainly of independent Directors. The executive corporate officer is associated with the work of the Committee. In the event of separation of the functions of Chairman and Chief Executive Officer, the non-executive Chairman may be a member of this Committee.
Missions of the Nominating, Governance and CSR Committee
The Committee's mission is to:

•review and recommend to the Board of Directors the persons likely to be appointed as Directors, taking into account, in particular, the desirable balance of the composition of the Board and its Committees in view of the composition and evolution of the Company's shareholding, the skills and expertise required to carry out the Board's missions, as well as the distribution of men and women within the Board;

•review and recommend to the Board of Directors, as necessary, the renewal of expiring mandates, in particular those of the Chairman and the Chief Executive Officer;

•proposing methods for evaluating the functioning of the Board of Directors and its Committees and ensuring their implementation;
•discuss the qualification of each Director as an Independent Director at the time of his or her appointment and each year before the publication of the annual report and report on his or her opinions to the Board of Directors. The Board may set the independence criteria in the light of those listed in particular by the AFEP-MEDEF Code;

•prepare the corporate governance rules applicable to the Company and monitor their implementation;

•examine ethical issues that the Audit Committee, the Board or its Chairman may decide to refer to it;

•ensure that the composition of the Company's management bodies is prepared for the future, in particular through the establishment of a succession plan for the executive officers in order to be in a position to propose succession solutions to the Board in the event of an unforeseeable vacancy;

•organize a procedure to select future Independent Directors and carry out studies on potential candidates before any approach has been made to them;

•discuss the competence and/or financial expertise of the Directors at the time of their appointment to the Audit Committee and report on its opinions to the Board of Directors;

•review the commitments and orientations of the Company's policy in terms of social, environmental and corporate social responsibility (hereinafter CSR), their consistency with the expectations of stakeholders, monitor their deployment and, more generally, ensure that CSR issues are taken into account in the Company's strategy and in its implementation;

•Ensure that the Group's climate strategy is accompanied by specific objectives, defined for different time horizons, and to review the results obtained annually. The Committee may be consulted on the presentation of the climate strategy to the general meeting of shareholders;

•review the Company's draft reports relating to governance (including sections relating to the diversity policy applied to the members of the Board of Directors) and CSR (in particular sustainability reporting), and generally ensure that any information required by applicable legislation in these areas is prepared;

•ensure that regular relations are established with shareholders on corporate governance and CSR issues and determine the terms and conditions, taking care not to undermine the principles of equality between shareholders and collegiality of the Board;

•identify and discuss emerging trends in governance and CSR, and ensure that the Company is as well prepared as possible with regard to the challenges specific to its business and objectives; and

•where applicable, determine, in conjunction with the Compensation Committee, the non-financial criteria included in the Company's compensation policies.

iv.    The Strategic Reflection Committee
Composition of the Strategic Reflection
The Committee is composed of at least three Executive Directors, including the Chairman of the Board of Directors and the Chief Executive Officer.

It is chaired by the Chairman of the Board of Directors, except in the case of combining this function with that of Chief Executive Officer.

The Chairman of the Committee may invite all or certain Directors who are not members of the Committee to attend meetings during which strategic development priorities and initiatives are discussed with the General Management and senior management.
Missions of the Strategic Reflection Committee
The Committee's mission is to identify, study, propose, support, assess and control the strategic development and development initiatives of the Company and its business. It can take up any significant question in this area.

It prepares the work of the Board of Directors on topics of major strategic interest such as:

•external growth opportunities;

•divestment opportunities;

•areas of development;

•financial and stock market strategies and respect for the major financial balances;

•the definition of the appropriate degree of diversification of the Company's activities;

•strategic agreements and significant transactions outside of the Company's announced strategy;

•and more generally, any option deemed essential for the future of the Company.

v.    The Scientific Committee
Composition of the Scientific Committee
The Committee is composed of at least three members appointed by the Board from among the Executive Directors. At least two members must have, in the opinion of the Nominating, Governance and CSR Committee, scientific expertise and in-depth knowledge of R&D-related issues. The Chairman of the Committee is an independent Director.

The Chairman of the Committee may invite Directors who are not members of the Committee – and more generally invite any person he or she deems useful, whether or not he or she is a collaborator of the Company – to attend the meetings of the Committee in order to present a file or to shed light on the discussions preparatory to the deliberations.
Missions of the Scientific Committee
The Committee's main mission is to assist the Board on the Company's strategic orientations in the field of Research and Development. It can take up any significant question in this area.

More specifically, the Committee is responsible for:

•to support the Board in examining the strategic orientation, in particular the quality and competitiveness of the R&D programs, and the investments envisaged by the General Management in this area;

•to identify and discuss emerging trends in science and technology, and to ensure that the Company is best prepared for them;

•to ensure that processes are in place to enable optimal R&D investment decisions to be made, in line with the strategy defined by the Board;

•review, evaluate and advise the Board on the quality of the Corporation's scientific expertise.

VII – Modification of the Internal Regulations

The Regulations may be amended by decision of the Board taken by a majority of the Directors present or represented at the said meeting of the Board of Directors, it being specified, however, that the provisions of these internal regulations which include some of the provisions of the articles of association may only be modified insofar as the corresponding provisions of the articles of association have been previously amended by the Extraordinary General Meeting of the Company's shareholders.

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